Exhibit 99.2

NCR/Radiant Systems Announcement

As you may have heard, NCR and Radiant announced on Monday that NCR will be purchasing all outstanding shares of Radiant Systems. Click here for a letter from John Heyman, Radiant’s CEO, outlining the deal. Please take a few moments to read John’s letter. We are very excited about this announcement as it is a strong validation of the value we have created together; it shows incredible support for our teams, our results and our strategy; and it provides an infrastructure that will enable Radiant to accelerate our global expansion.

This announcement does NOT affect your relationship with your authorized Radiant Retail Reseller. Your reseller is still your primary contact for your CounterPoint retail solution.

If you have any questions, please contact our Radiant Retail Customer Service Representative at 1-800-852-5852 x2912

Thank You

Important Information about the Tender Offer

The Offer described herein has not yet commenced, and the information attached is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the Offer is commenced, NCR will cause Ranger Acquisition Corporation to file a tender offer statement on Schedule TO with the SEC. Investors and Radiant shareholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Radiant with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all shareholders of Radiant Systems, Inc. at www.radiantsystems.com or by contacting Radiant Systems, Inc. at 3925 Brookside Parkway, Alpharetta, Georgia 30022, Attn: Investor Relations Director, (770) 576-6000.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Radiant shareholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Radiant’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement to be filed in connection with the tender offer. The information contained herein is as of July 14, 2011. Radiant disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the filing of this information or otherwise, except as expressly required by law. Copies of Radiant’s public disclosure filings are available from its investor relations department.